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                                                                   Exhibit 7(bb)

                                LETTER AGREEMENT

February 21, 2006

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Adviser Series (the "Trust") has changed the name of (1) Janus Adviser Risk-Managed Core Fund to Janus Adviser INTECH Risk-Managed Core Fund; (2) Janus Adviser Risk-Managed Growth Fund to Janus Adviser INTECH Risk-Managed Growth Fund; and (3) Janus Adviser Risk-Managed Value Fund to Janus Adviser INTECH Risk-Managed Value Fund (together, the "Funds"), effective February 28, 2006. The Trust requests confirmation that all references to "Janus Adviser Risk-Managed Core Fund," "Janus Adviser Risk-Managed Growth Fund," and "Janus Adviser Risk-Managed Value Fund" in the Amended and Restated Custodian Contract dated August 1, 2005, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract") be replaced with "Janus Adviser INTECH Risk-Managed Core Fund," "Janus Adviser INTECH Risk-Managed Growth Fund," and "Janus Adviser INTECH Risk-Managed Value Fund," respectively, and that State Street will continue to act as custodian for the Funds under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS ADVISER SERIES


By: /s/ Kelley Abbott Howes
    ----------------------------------------
     Kelley Abbott Howes
     President and Chief Executive Officer


STATE STREET BANK AND TRUST COMPANY

By: /s/ Joseph L. Hooley
    ----------------------------------------


Agreed to this 17th day of March 2006.